                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 1)

                      GLOBAL LIGHT TELECOMMUNICATIONS, INC.
                      -------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                    37934X100
                                    ---------
                                 (CUSIP Number)

                              Leonard Chazen, Esq.
                               Covington & Burling
                           1330 Avenue of the Americas
                            New York, New York 10019
                                 (212) 841-1000
                                 --------------

            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 7, 2002
                                ----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on the following pages)

 ---------------------------                       -------------------------
  CUSIP No. 37934X100                                  Page 2 of 8 Pages
 ---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steve A. Van Dyke
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS

 4    PF,O
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [_]

 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            202,100
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             4,178,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             202,100
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          4,178,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON
11
      4,380,200
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES                                       [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      14.1
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

 ---------------------------                       -------------------------
  CUSIP No. 37934X100                                  Page 3 of 8 Pages
 ---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Douglas P. Teitelbaum
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS

 4    O
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [_]

 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             4,178,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          4,178,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON
11
      4,178,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES                                       [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

 ---------------------------                       -------------------------
  CUSIP No. 37934X100                                  Page 4 of 8 Pages
 ---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John D. Stout
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS

 4    PF,O
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [_]

 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            31,300
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             4,178,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             31,300
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          4,178,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON
11
      4,209,400
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES                                       [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

 ---------------------------                       -------------------------
  CUSIP No. 37934X100                                  Page 5 of 8 Pages
 ---------------------------                       -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bay Harbour Management L.C.
      59-2924229
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS

 4    O
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [_]

 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Florida
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             4,178,100
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          4,178,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
      EACH REPORTING PERSON
11
      4,178,100
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES                                       [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      13.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO
------------------------------------------------------------------------------

---------------------------                       -------------------------
  CUSIP No. 37934X100                                 Page 6 of 8 Pages
---------------------------                       -------------------------

           This Amendment No. 1 amends the Statement on Schedule 13D, originally filed with the U.S. Securities and Exchange Commission (the "SEC") on
February 7, 2002, by Bar Harbour Management, L.C. ("Bay Harbour"), Steven A. Van Dyke ("Van Dyke"), Douglas P. Teitelbaum ("Teitelbaum") and John D. Stout ("Stout).

Item 5. Interest in Securities of the Issuer.

Item 5(a)(b) & (d) are  hereby amended in its entirety to read as follows:

(a) As of the Filing Date, (i) Steven A. Van Dyke beneficially owns 4,380,200 shares of the Common Stock, which represent approximately 14.1% of the Common Stock outstanding, (ii) Douglas P. Teitelbaum beneficially owns 4,178,100 shares of the Common Stock, which represent approximately 13.5% of the Common Stock outstanding, (iii) John D. Stout beneficially owns 4,209,400 shares of the Common Stock, which represent approximately 13.6% of the Common Stock outstanding and (iv) Bay Harbour beneficially owns 4,178,100 shares of the Common Stock, which represent approximately 13.5% of the Common Stock outstanding. For purposes of disclosing the number of shares beneficially owned by each of the Reporting Persons, Van Dyke, Teitelbaum and Stout are deemed to beneficially own all shares of the Common Stock that are beneficially owned by Bay Harbour.

(b) Each Reporting Person has (i) the shared power to vote or direct the vote of the 4,178,100 shares of Common Stock held by Bay Harbour; and (ii) the shared power to dispose of or to direct the disposition of such 4,178,100 shares of the Common Stock. Steven A. Van Dyke has (i) the sole power to vote or direct the vote of 202,100 shares of the Common Stock; and (ii) the sole power to dispose of or to direct the disposition of such 202,100 shares of the Common Stock. John
D. Stout has (i) the sole power to vote or direct the vote of 31,300 shares of the Common Stock; and (ii) the sole power to dispose of or to direct the disposition of such 31,300 shares of the Common Stock.

---------------------------                       -------------------------
  CUSIP No. 37934X100                                 Page 7 of 8 Pages
---------------------------                       -------------------------

(d) The 4,178,100 shares of the Common Stock held by Bay Harbour reported in this Statement are beneficially owned by Van Dyke, Teitelbaum, Stout and Bay Harbour for the benefit of certain investment partnerships and managed accounts over which Van Dyke, Teitelbaum, Stout and Bay Harbour control the power to (i) direct the voting of such shares of the Common Stock and (ii) dispose of such shares of the Common Stock. The limited partners of the investment partnerships and the investors in the managed accounts for which Bay Harbour acts as an investment adviser have the right to participate in the receipt of dividends from, or proceeds from the sale of, securities held by their funds or accounts, as the case may be. No such fund, single limited partner of any of such funds nor any investor in a managed account has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, shares of the Common Stock reported in this Schedule 13D representing more than five percent of the outstanding Common Stock.

---------------------------                       -------------------------
  CUSIP No. 37934X100                                 Page 8 of 8 Pages
---------------------------                       -------------------------

                                    SIGNATURE

           After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002


                                        By: /s/ Steven A. Van Dyke
                                            ----------------------
                                            Steven A. Van Dyke

                                        By: /s/ Douglas P. Teitelbaum
                                            -------------------------
                                            Douglas P. Teitelbaum

                                        By: /s/ John D. Stout
                                            -----------------
                                            John D. Stout




                                        BAY HARBOUR MANAGEMENT L.C.




                                        By: /s/ Steven A. Van Dyke
                                            ----------------------
                                            Steven A. Van Dyke
                                            President